Exhibit 10.43

February 14, 2012

Mr. Larry D. Hornbeck

P.O. Box 590

Lovelady, TX 75851-0590

Re:	Consulting Agreement

Dear Larry:

The independent members of the Board of Directors of the Company have observed and acknowledged the work you do and have done on behalf of the Company, and the special value that you bring to the Company. These efforts on your part have included your involvements with assessing potential targets for acquisitions, traveling for Company projects and to attend industry meetings, etc., personally helping to host numerous functions for customers and vendors at the lodge, utilizing your industry expertise and contacts which are made available to and utilized by the Company regularly, and responding to other matters for which the Company calls on you for assistance from time to time.

In recognition of the work you do for the Company, the Company by this letter wishes to formalize compensation to be paid by the Company to you in recognition of the unique value that you bring. As consideration for the payments to be made to you as outlined in this letter, at the request of the Board, or any Committee of the Board or the Chief Executive Officer of the Company, you agree to make yourself available to the Company, the Board or any such Committee from time to time and such places as you may choose unless provided in connection with attendance at any meeting otherwise scheduled by the Board, any Committee or the Chief Executive Officer.

In exchange for this commitment, the Company agrees to pay to you $12,000.00 per month as consulting fees effective January 1, 2012. Such fees shall be paid semi-monthly. This Consulting Agreement automatically renews on the first day of each calendar year if neither side provides notice of termination in writing thirty days prior to the renewal date. Additionally, the Company shall reimburse you promptly for expenses incurred in providing such services, subject to the Company’s policies generally applicable with respect to the processing of reimbursement requests, such as copies of receipts, etc. Reimbursement is also authorized for travel expenses incurred by or on behalf of your spouse when appropriate.

Should the Company require a significant time commitment in connection with any special projects, the Company and you will agree on the compensation for such services subject to ratification by the independent members of the Board or the Compensation Committee of the Board.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Mr. Larry D. Hornbeck

February 14, 2012

You and the Company acknowledge and agree that you shall not have authority to independently bind the Company to any agreement or other obligation.

The Company hereby confirms that coverage of that certain Indemnification Agreement between you and the Company dated as of May 5, 2003, as amended by that certain First Amendment dated as of February 17, 2004 and that certain Second Amendment dated February 14, 2006, that certain Acknowledgement and Agreement among you, the Company and Hornbeck Family Ranch LP dated October 23, 2006, and that certain Amended and Restated Indemnification Agreement between you and the Company dated July 28, 2009 (an amendment and restatement of that certain Indemnification Agreement dated July 18, 2002, as amended by that certain First Amendment dated February 17, 2004), and as any of the same may be subsequently amended, covers facts or circumstances included under this Agreement.

To evidence your agreement with the foregoing, please execute in the space provided below and return the original to the Company.

Very truly yours,

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck, Chairman,
President and Chief Executive Officer

ACKNOWLEGED AND AGREED TO:

/s/ Larry D. Hornbeck
Larry D. Hornbeck